                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934




                Date of Report (Date of earliest event reported):
                                January 31, 1997




                                    MEDITRUST
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


          Massachusetts              0-14022               04-6532031
          ----------------------------------------------------------------
            (State of              (Commission          (I.R.S. Employer
          Incorporation)             File No.)         Identification No.)


                 197 First Avenue, Needham, Massachusetts 02194
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)





       Registrant's telephone number, including area code: (617) 433-6000

Item 5:  OTHER EVENTS

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

        Revenues for the year ended December 31, 1996 were $254,024,000 compared to $209,369,000 for the year ended December 31, 1995, an increase of $44,655,000 or 21%. Revenue growth was attributed to increased rental income of $23,503,000 and increased interest income of $21,152,000. These increases were principally the result of additional real estate investments made during 1996.

        For the year ended December 31, 1996, total expenses increased by $6,651,000. Interest expense increased by $53,000 due to increases in debt outstanding resulting from additional real estate investments. This increase was partially offset by an equity offering in February, 1996, and lower interest rates on the notes outstanding during 1996 compared to those outstanding during 1995. Depreciation and amortization increased by $5,031,000, as a result of increased real estate investments. General and administrative expenses increased by $1,567,000, principally due to a higher level of operating costs associated with the portfolio growth and the issuance of Shares for executive compensation, a noncash expense.

YEAR ENDED DECEMBER 31, 1995 VS. YEAR ENDED DECEMBER 31, 1994

        Revenues for the year ended December 31, 1995 were $209,369,000 compared to $172,993,000 for the year ended December 31, 1994, an increase of $36,376,000 or 21%. Revenue growth resulted from increased rental income of $3,553,000 and increased interest income of $32,823,000 resulting primarily from additional real estate investments made during the past year.

        For the year ended December 31, 1995, total expenses decreased by $3,136,000. Interest expense decreased by $3,316,000 primarily due to lower interest rates on newly issued notes which were used to prepay senior unsecured notes payable and senior mortgage notes payable, which carried higher interest rates. Depreciation and amortization expense increased by $1,005,000 as a result of increased real estate investments. General and administrative expense decreased by $825,000.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES

       As of December 31, 1996, the Company's gross real estate investments totaled approximately $2,286,000,000, consisting of 274 long-term care facilities, 84 retirement and assisted living facilities, 26 rehabilitation hospitals, 17 medical office buildings, six alcohol and substance abuse treatment facilities and psychiatric hospitals, and one acute care hospital campus. As of December 31, 1996, the Company's outstanding commitments for additional financing totaled approximately $143,244,000 for the completion of eight medical office buildings, eight long-term care facilities and 26 assisted living facilities currently under construction and additions to existing facilities in the portfolio.

       The Company provides funding for its investments through a combination of long-term and short-term financing including both debt and equity. The Company obtains long-term financing through the issuance of Shares, long-term unsecured notes, convertible debentures and the assumption of mortgage notes. The Company obtains short-term financing through the use of bank lines of credit which are replaced with long-term financing as appropriate. From time to time, the Company may utilize interest rate caps or swaps to hedge interest rate volatility. It is the Company's objective to match mortgage and lease terms with the terms of its borrowings. The Company seeks to maintain an appropriate spread between its borrowing costs and the rate of return on its investments. When development loans convert to sale/leaseback transactions or permanent mortgage loans, the base rent or interest rate, as appropriate, is fixed at the time of such conversion.

       On August 10, 1995, the Company commenced a Medium-Term Note program, offering on a continuing basis, notes due from nine months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company at an aggregate initial public offering price not to exceed $200,000,000. On January 16, 1996, the Company issued $20,000,000 in notes payable with a maturity date of January 16, 2006, bearing interest at 7.3%. The net proceeds from the issuance of this security were utilized to reduce the outstanding balance of the Company's unsecured credit facilities. As of December 31, 1996, $139,000,000 of these notes had been issued.

       During February 1996, the Company completed the sale of 9,200,000 Shares at $34.00 per Share. The net proceeds to the Company from this offering were used to repay short-term borrowings and for investments in additional health care facilities.

       On July 25, 1996, the Company invested approximately $13,509,000 in exchange for 7,936,000 shares of common stock, representing a 19.99% interest in Nursing Home Properties Plc (NHP Plc), a property investment group that specializes in the financing, through sale and leaseback transactions, of nursing homes located in the United Kingdom. The Company does not have the right to vote more than 9.99% of the shares of NHP Plc. As of December 31, 1996, NHP Plc has invested or committed to invest approximately $163,000,000 in 52 nursing homes, totaling 2,923 beds.

       On September 10, 1996, The Company completed the sale of $175,000,000 of 7.82% notes due September 10, 2026. The notes include a put feature which gives each noteholder the right to redeem the notes at par on September 10, 2003. The net proceeds from the issuance of these securities were utilized to repay the outstanding balance of the Company's unsecured credit facilities and for investments in additional health care facilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES, continued

       The Company had shareholders' equity of $1,384,941,000 and debt constituted 38% of the Company's total capitalization as of December 31, 1996.

       As of January 27, 1997, the Company had unsecured revolving lines of credit expiring September 23, 1999 in the aggregate amount of $280,000,000 bearing interest at the lender's prime rate (8.25%) or LIBOR plus .875% (6.31% at January 27, 1997), of which $259,000,000 was available. In addition, the Company has effective shelf registrations on file with the Securities and Exchange Commission under which the Company may issue up to approximately $406,000,000 of securities including Shares, Preferred Shares of beneficial interest ("Preferred Shares"), debt, convertible debt and warrants to purchase Shares, Preferred Shares, debt and convertible debt.

       The Company believes that its various sources of capital are adequate to finance its operations as well as pending property acquisitions, mortgage financings and future dividends. During 1997, as the Company identifies appropriate investment opportunities, the Company may raise additional capital through the sale of Shares or Preferred Shares or by the issuance of additional long-term debt or through a securitization transaction.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

       (c)        Exhibits

    Exhibit No.            Description
    -----------            -----------

        23                 Consent of Coopers & Lybrand L.L.P.

        27                 Financial Data Schedule

        99 Consolidated Financial Statements of Meditrust as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MEDITRUST
                                    ---------



January 31, 1997                                /s/ Laurie Tidor
                                                -----------------------------
                                                 Laurie Tidor
                                                 Chief Financial Officer

                           CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                    ------------------------------
                                                                                       1996                1995
                                                                                    ----------          ----------
(In thousands)
                                     ASSETS
Real estate investments (Notes 1, 3, 5 and 8):
    Land .......................................................................    $   68,098          $   47,993
    Buildings and improvements, net of
        accumulated depreciation of $98,082
        and $77,204, respectively ..............................................       938,162             621,182
    Real estate mortgages ......................................................     1,181,818           1,108,623
                                                                                    ----------          ----------
        Total real estate investments ..........................................     2,188,078           1,777,798
Other assets, net (Note 4) .....................................................        65,893              49,400
Fees, interest and other receivables ...........................................        20,178              20,406
Cash and cash equivalents ......................................................        42,726              44,248
                                                                                    ----------          ----------

         Total assets ..........................................................    $2,316,875          $1,891,852
                                                                                    ==========          ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Indebtedness (Note 7):
   Notes payable, net ..........................................................    $  494,790          $  300,813
   Convertible debentures, net .................................................       280,813             295,209
   Bank notes payable, net .....................................................        24,114             113,709
   Bonds and mortgages payable, net ............................................        59,043              52,560
                                                                                    ----------          ----------
         Total indebtedness ....................................................       858,760             762,291
Deferred income ................................................................         9,716               9,222
Accrued expenses and other liabilities .........................................        63,458              58,584
                                                                                    ----------          ----------
         Total liabilities .....................................................       931,934             830,097
                                                                                    ----------          ----------
Commitments and contingencies (Notes 3, 9 and 10)
Shareholders' equity (Notes 6, 7, 11 and 13):
     Shares of beneficial interest without par value:
       Unlimited shares authorized; 61,349
        and 51,177 shares issued and
        outstanding in 1996 and 1995, respectively .............................     1,520,454           1,192,612
     Distributions in excess of net income .....................................      (135,513)           (130,857)
                                                                                    ----------          ----------
     Total shareholders' equity ................................................     1,384,941           1,061,755
                                                                                    ----------          ----------

         Total liabilities and shareholders' equity ............................    $2,316,875          $1,891,852
                                                                                    ==========          ==========






   The accompanying notes are an integral part of these financial statements.

                                CONSOLIDATED STATEMENTS OF INCOME


                                                              For The Year Ended December 31,
                                                         ----------------------------------------
    (In thousands, except per Share data)                  1996            1995            1994
                                                         --------        --------        --------

Revenues:
    Rental income ...................................    $109,119        $ 85,616        $ 82,063
    Interest income .................................     144,905         123,753          90,930
                                                         --------        --------        --------

                Total revenues ......................     254,024         209,369         172,993
                                                         --------        --------        --------

Expenses:
    Interest ........................................      64,216          64,163          67,479
    Depreciation and amortization ...................      23,207          18,176          17,171
    General and administrative ......................       8,625           7,058           7,883
                                                         --------        --------        --------

                Total expenses ......................      96,048          89,397          92,533
                                                         --------        --------        --------

Net income before extraordinary item ................    $157,976        $119,972        $ 80,460
Extraordinary item:
    Loss on prepayment of debt (Note 7) .............                      33,454
                                                         --------        --------        --------

                Net income ..........................    $157,976        $ 86,518        $ 80,460
                                                         ========        ========        ========

Per Share:

Net income before extraordinary item ................    $   2.66        $   2.52        $   2.28
Extraordinary item:
    Loss on prepayment of debt ......................                        0.70
                                                         --------        --------        --------
Net income ..........................................    $   2.66        $   1.82        $   2.28
                                                         ========        ========        ========

Weighted average Shares outstanding (Note 6) ........      59,458          47,563          35,314
                                                         ========        ========        ========




   The accompanying notes are an integral part of these financial statements.

                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                    Shares          Amount
                                                                                    ------        ----------
(In thousands, except per Share data)

Balance, December 31, 1993 .....................................................    32,836        $  585,795

Proceeds from issuance of shares of beneficial
   interest, net of offering costs of $8,371 ...................................     4,500           130,566
Issuance of shares of beneficial interest associated with:
   Conversion of debentures, net of unamortized issue
      costs of $1,632 ..........................................................     2,037            57,370
   Exercise of warrants ........................................................       122             2,431
   Employee compensation and stock options .....................................       124             3,485
Distributions paid ($2.62 per Share) ...........................................                     (89,960)
Net income for the year ended December 31, 1994 ................................                      80,460
                                                                                    ------        ----------

Balance, December 31, 1994 .....................................................    39,619           770,147

Proceeds from issuance of shares of beneficial
   interest, net of offering costs of $16,703 ..................................    10,250           294,953
Issuance of shares of beneficial interest associated with:
   Conversion of debentures, net of unamortized issue
      costs of $628 ............................................................     1,067            30,670
   Employee compensation and stock options .....................................       241             6,918
Distributions paid ($2.70 per Share) ...........................................                    (127,451)
Net income for the year ended December 31, 1995 ................................                      86,518
                                                                                    ------        ----------

Balance, December 31, 1995 .....................................................    51,177         1,061,755

Proceeds from issuance of shares of beneficial
   interest, net of offering costs of $16,316 ..................................     9,200           296,484
Issuance of shares of beneficial interest associated with:
   Conversion of debentures, net of unamortized issue
      costs of $259 ............................................................       536            15,707
   Employee compensation and stock options .....................................       436            13,123
Distributions paid ($2.78 per Share) ...........................................                    (162,632)
Net income for the year ended December 31, 1996 ................................                     157,976
Current market value of equity investment in excess of cost (Note 4) ...........                       2,528
                                                                                    ------        ----------

Balance, December 31, 1996 .....................................................    61,349        $1,384,941
                                                                                    ======        ==========





   The accompanying notes are an integral part of these financial statements.

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For The Year Ended December 31,
                                                                  --------------------------------------
                                                                     1996          1995           1994
                                                                  ---------     ---------      ---------
                                                                              (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ................................................  $ 157,976     $  86,518      $  80,460
     Loss on prepayment of debt ................................                   33,454
     Depreciation of real estate ...............................     21,269        16,582         15,209
     Goodwill amortization .....................................      1,557         1,557          1,557
     Shares issued for compensation ............................      2,039           959            863
     Other depreciation, amortization and
        provision for losses (Note 5) ..........................      1,044         2,764          6,916
     Gain on sale of real estate ...............................                                  (3,726)
     Other items, net ..........................................        167          (284)          (766)
                                                                  ---------     ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  AVAILABLE FOR DISTRIBUTION ...................................    184,052       141,550        100,513
     Net change in other assets and liabilities (Note 2) .......      4,499         8,447            306
                                                                  ---------     ---------      ---------
     Net cash provided by operating activities .................    188,551       149,997        100,819
                                                                  ---------     ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from equity offerings ............................    312,800       311,656        138,937
     Proceeds from debt issuance ...............................    476,000       835,700        460,004
     Repayment of bank notes payable ...........................   (370,000)     (492,200)      (270,595)
     Repayment of senior unsecured and
        mortgage notes payable .................................                 (309,300)       (23,300)
     Debt prepayment charges ...................................                  (31,228)
     Equity offering and debt issuance costs ...................    (19,235)      (21,962)       (11,484)
     Principal payments on bonds and mortgages payable .........       (940)       (6,727)          (847)
     Distributions to shareholders .............................   (162,632)     (127,451)       (89,960)
     Proceeds from warrant conversions and stock options .......     11,084         5,961          5,053
                                                                  ---------     ---------      ---------
         Net cash provided by financing activities .............    247,077       164,449        207,808
                                                                  ---------     ---------      ---------





   The accompanying notes are an integral part of these financial statements.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     For The Year Ended December 31,
                                                             -----------------------------------------------
                                                                1996               1995              1994
                                                             ---------          ---------          ---------
                                                                                    (In thousands)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of real estate and development
       funding ...........................................   $(325,789)         $ (94,187)         $ (20,210)
    Investment in real estate mortgages and
       development funding ...............................    (265,084)          (259,162)          (291,027)
    Prepayment proceeds and principal payments on real
       estate mortgages ..................................     162,247             49,847             23,470
    Proceeds from sale of real estate ....................       4,701              7,800              4,000
    Working capital advances and acquisition of
        receivables ......................................     (38,130)           (45,026)           (44,297)
    Collection of receivables and repayment of working
        capital advances .................................      38,414             30,593             43,068
    Investment in equity securities ......................     (13,509)
                                                             ---------          ---------          ---------
             Net cash used in investing activities .......    (437,150)          (310,135)          (284,996)
                                                             ---------          ---------          ---------
             Net increase (decrease) in cash and
                cash equivalents .........................      (1,522)             4,311             23,631
    Cash and cash equivalents at:
             Beginning of year ...........................      44,248             39,937             16,306
                                                             ---------          ---------          ---------

             End of year .................................   $  42,726          $  44,248          $  39,937
                                                             =========          =========          =========

Supplemental disclosure of cash flow information:
Interest paid during the period ..........................   $  56,666          $  55,544          $  63,323
Non-cash investing and financing transactions:
    Acquisition and lease of real estate (Notes 3 and 5):
       Value of real estate (sold) acquired:
          Land and buildings .............................      36,486            (34,386)           (94,000)
          Accumulated depreciation .......................         389              3,486             22,463
       Increase (reduction) of real estate mortgages
         net of participation reduction ..................     (29,642)            37,872             85,000
    Change in market value of equity investment in
       excess of cost (Note 4) ...........................       2,528
    Value of Shares issued for:
       Conversion of debentures ..........................      15,966             31,298             59,002
       Executive compensation ............................       2,039                959                863





   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     ACCOUNTING POLICIES

       Meditrust (the "Company"), a real estate investment trust, invests primarily in health care facilities, including nursing homes, assisted living facilities, medical office buildings, rehabilitation hospitals and other health care related facilities. These facilities are located throughout the United States and are operated by regional and national health care providers. The Company also invests in other entities which invest in similar facilities abroad.

       Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions affecting reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

       The Company's more significant accounting policies follow:

PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned partnerships after the elimination of all significant intercompany accounts and transactions.

REAL ESTATE INVESTMENTS

       Land, buildings and improvements are stated at cost. Depreciation is provided for on a straight-line basis over 40 years, the expected useful lives of the buildings and major improvements. The Company provides reserves for potential losses based upon management's periodic review of its assets and classifies these reserves as reductions to the related assets or includes such reserves in accrued expenses and other liabilities.

CAPITALIZATION OF CONSTRUCTION PERIOD INTEREST

       The Company capitalizes interest costs associated with funds used to finance the construction of facilities. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing.

CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consist of certificates of deposit and other investments with less than 90-day maturities at the time of purchase and are stated at cost which approximates fair market value.

OTHER ASSETS

        Other assets include cash restricted for specified disbursement in accordance with certain facility acquisitions and mortgage financings and the corresponding liabilities are reflected in accrued expenses and other liabilities. Other assets also include investments in equity securities, facilities' operating receivables, working capital advances and goodwill associated with the acquisition of the Company's previous investment advisor which is being amortized on a straight-line basis over a ten-year period.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INVESTMENTS IN EQUITY SECURITIES

        Pursuant to Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investments in equity securities have been classified as available-for-sale. Accordingly, these investments are recorded at current market value. The difference between market value and cost (unrealized holding gains and losses) is carried as a separate component of shareholders' equity.

DEBT ISSUANCE COSTS

        Debt issuance costs have been deferred and are being amortized using the effective interest or straight line method over the term of the related borrowings.

REVENUE RECOGNITION

        Rental income from operating leases is recognized as earned over the life of the lease agreements. Interest income on real estate mortgages is recognized on the accrual basis. Deferred income consists principally of fees which are being amortized over the term of the lease, the mortgage or the construction period related to such facilities.

NET INCOME PER SHARE

        Net income per share of beneficial interest ("Shares") is computed using the weighted average number of Shares outstanding during the year of computation. The affect of common stock equivalents is immaterial.

INCOME TAXES

        The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and believes it has met all the requirements for qualification as such. Accordingly, the Company will not be subject to federal income taxes on amounts distributed to shareholders, provided it distributes annually at least 95% of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. Therefore, no provision for federal income taxes is believed necessary in the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.     SUPPLEMENTAL CASH FLOW INFORMATION

       Details of the net change in other assets and liabilities (excluding noncash items, deferred income recognized in excess of cash received and changes in restricted cash and related liabilities) follow:

                                                                        For The Year Ended December 31,
                                                                     ------------------------------------
                                                                       1996          1995          1994
                                                                     -------       -------       --------
                                                                                   (In thousands)

Increase in fees, interest and other receivables..............       $(6,956)      $(3,360)       $(4,392)
Increase in other  assets.....................................        (2,834)       (3,838)          (434)
(Decrease) increase in deferred income........................         5,669         4,331           (176)
Increase in accrued expenses
   and other liabilities......................................         8,620        11,314          5,308
                                                                     -------       -------        -------
                                                                     $ 4,499       $ 8,447        $   306
                                                                     =======       =======        =======

3.     REAL ESTATE INVESTMENTS

       During 1996, the Company acquired 45 assisted living facilities and 13 long-term care facilities for $243,034,000. In addition, during 1996, the Company provided net funding of $82,755,000 for the construction of 21 assisted living facilities and one medical office building. The Company also received proceeds of $4,701,000 from the sale of one rehabilitation facility in New York.

       Also during 1996, the Company provided permanent mortgage financing of $137,686,000 for 29 long-term care facilities located in California, Colorado, Idaho, Missouri, New Mexico, New York, Rhode Island and Washington; 11 assisted living facilities located in Michigan, Ohio and Wisconsin and one retirement living facility located in North Carolina. The Company also provided $9,903,000 in additional permanent mortgage financing secured by eight long-term care facilities located in six states, and one assisted living facility in Michigan.

       The Company commenced new development funding of $59,862,000 relating to five long-term care facilities in five states, five medical office buildings in three states, and four assisted living facilities in two states. The Company also provided $57,633,000 for on-going construction of facilities already in the portfolio prior to 1996.

       During 1996, the Company received principal payments on real estate mortgages of $33,962,000 and received $128,285,000 in mortgage prepayments for 21 facilities located in Arizona, Connecticut, Michigan, New Jersey, North Carolina and Pennsylvania.

       The Company's real estate property and mortgage agreements generally require payment of percentage, supplemental and/or additional rent or interest during the lease or loan term. For the years ended December 31, 1996, 1995 and 1994, payments received from leases and mortgages amounted to $11,409,000, $9,106,000 and $8,156,000 respectively.

       From time to time, the Company enters into transactions with related parties. As of December 31, 1996, the Company had total commitments of $209,424,000 of which $153,114,000 were funded to

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS entities in which the Company's Chairman and Chief Executive Officer owned or was expected to own a controlling equity interest or a minority interest. During 1996, the Company recognized interest income of $8,047,000 and rental income of $2,821,000 from investments with these entities. The Company expects to enter into additional transactions with related parties in the future. All of the terms and conditions of such transactions are subject to approval by the independent Trustees of the Company.

       Minority interest in partnerships relating to the Company's investments in seven rehabilitation facilities is $2,128,000 and $2,204,000 as of December 31, 1996 and 1995, respectively, and is included in accrued expenses and other liabilities in the consolidated financial statements. The Company has a 94% equity interest in these partnerships.

       At December 31, 1996, the Company was committed to provide additional financing of approximately $143,244,000 relating to eight medical office buildings, eight long-term care facilities, and 26 assisted living facilities currently under construction and additions to existing facilities in the portfolio. As of December 31, 1996, 39% of the Company's gross real estate portfolio was invested with two operators. These operators represent 22% and 17% of the Company's portfolio.

4.     INVESTMENT IN EQUITY SECURITIES

       On July 25, 1996, the Company invested approximately $13,509,000 in exchange for 7,936,000 shares of common stock, representing a 19.99% interest in Nursing Home Properties Plc (NHP Plc), a property investment group that specializes in the financing, through sale and leaseback transactions, of nursing homes located in the United Kingdom. The Company does not have the right to vote more than 9.99% of the shares of NHP Plc.

       As of December 31, 1996, the market value of this investment was $16,037,000 and is included in other assets in the accompanying balance sheet. The resulting difference between the current market value and cost, $2,528,000, is included in shareholders' equity in the accompanying balance sheet.

5.     MERGER BETWEEN SUN HEALTHCARE AND MEDIPLEX

       In June 1994, Sun Healthcare Group, Inc. ("Sun") merged with The Mediplex Group, Inc. ("Mediplex"). The merged entities comprise approximately 17% of the Company's portfolio of gross real estate investments as of December 31, 1996. A condition of the Company's consent to this merger was the extension of all existing Mediplex lease and mortgage terms to between 2004 and 2008 and the addition of annual rate escalators.

       In connection with this transaction, the Company (a) terminated its leases with Mediplex on three properties (two alcohol and substance abuse treatment facilities and one psychiatric hospital located in New York) with a net book value of $101,537,000 and replaced these leases with mortgages from Sun totaling $74,000,000, (b) loaned $11,000,000 to Sun which was collateralized by a mortgage on a rehabilitation facility located in Colorado and (c) entered into sale/leaseback transactions with Sun

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS totaling $30,000,000 for two rehabilitation facilities located in Kentucky and Massachusetts and for a long-term care facility located in Connecticut. This transaction resulted in a deferred gain of $13,463,000 at December 31, 1994. During 1995, these facilities were sold by Sun, and the Company recognized the previously deferred gain. This gain was offset by an addition to the valuation allowance for approximately the same amount. During 1996 and 1995, approximately $4,765,000 and $17,733,000, respectively, of receivables purchased by the Company and other receivables were charged off against the valuation allowance. As of December 31, 1996 and 1995 the valuation allowance aggregated $9,182,000 and $13,947,000, respectively.

6.     SHARES OF BENEFICIAL INTEREST

       Distributions paid to shareholders are determined by the Company's Board of Trustees based on an analysis of cash flows from operating activities. Cash flows from operating activities available for distribution differ from net income primarily due to depreciation and amortization expense, a noncash item. For 1995, the difference included the extraordinary loss on prepayment of debt. Distributions in excess of net income as reflected on the Company's consolidated balance sheets are primarily a result of an accumulation of this difference. All Shares participate equally in distributions and in net assets available for distribution to shareholders on liquidation or termination of the Company. The Trustees of the Company have the authority to effect certain Share redemptions or prohibit the transfer of Shares under certain circumstances.

       Total distributions to shareholders during the years ended December 31, 1996, 1995, and 1994 included a return of capital per Share of $.1460, $.8292, and, $.3306, respectively. The 1996 and 1995 distributions also include long-term capital gain distributions of $.0064 and $.2851 per Share, respectively.

7.     INDEBTEDNESS

Indebtedness of the Company at December 31, 1996 and 1995 is as follows:

                                                                                    1996                1995
                                                                                  --------            --------
                                                                                         (In thousands)
Notes payable, net:
     Principal payments aggregating $118,500,000 due from
        August 1999 to August 2015, bearing interest at rates
        between 7.25% and 8.625% ...............................................  $117,661            $ 97,698
     Principal payments aggregating $125,000,000 due in July 2000,
        bearing interest at 7.375% .............................................   124,070             123,851
     Principal payments aggregating $80,000,000 due in July 2001,
        bearing interest at 7.6% ...............................................    79,404              79,264
     Principal payments aggregating $175,000,000 due in September
     2026, (redeemable September 2003 at the option of the note
        holder), bearing interest at 7.82% .....................................   173,655
                                                                                  --------            --------
                                                                                   494,790             300,813
                                                                                  --------            --------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                    1996               1995
                                                                                  --------           --------
                                                                                         (In thousands)
Convertible debentures, net:
     7% interest, convertible at $30.625 per Share, due March 1998 .............  $  8,122           $ 20,379
     6 7/8% interest, convertible at $37.125 per Share, due
        November 1998 ..........................................................    85,399             84,935
     8.54% interest, convertible at $32.625 per Share, due July 2000 ...........    42,664             42,582
     7 1/2% interest, convertible at $36.18 per Share, due March 2001 ..........    88,875             88,356
     9% interest, convertible at $27.00 per Share, due January 2002 ............     4,886              8,188
     8.56% interest, convertible at $32.625 per Share due July 2002 ............    50,867             50,769
                                                                                  --------           --------
                                                                                   280,813            295,209
                                                                                  --------           --------

Bank notes payable, net:
     Revolving credit agreement expiring September 23, 1999 ....................    24,114            113,709
                                                                                  --------           --------

Bonds and mortgages payable, net:
     Mortgage notes, interest ranging from 3.8% to 12.2%,
        monthly principal and interest payments ranging from
        $36,000 to $78,000 and maturing from January 1998
        through March 2033, collateralized by ten facilities ...................    55,623             49,085
     Manatee County, Florida Industrial Revenue Bonds, Series
        1983, serial payments ranging from $45,000 to $90,000 due
        in 1995 through 2000 and $345,000 due in December 2003
        and $2,770,000 due in December 2013, interest ranging from
        12.0% to 13.5%, collateralized by one facility .........................     3,420              3,475
                                                                                  --------           --------
                                                                                    59,043             52,560
                                                                                  --------           --------
Total indebtedness .............................................................  $858,760           $762,291
                                                                                  ========           ========

Convertible Debentures

       The 9% convertible debentures issued in April 1992 are subject to redemption by the Company on or after April 23, 1995 at 100% of the principal amount plus accrued interest. During the year ended December 31, 1996, $3,416,000 of debentures were converted into 126,507 Shares. During the year ended December 31, 1995, $10,287,000 of debentures were converted into 380,977 Shares.

       The 7% debentures issued in February 1993 are subject to redemption by the Company on or after March 1, 1996 at 100% of the principal amount plus accrued interest. During the year ended December 31, 1996, $12,550,000 of debentures were converted into 409,787 Shares. During the year ended December 31, 1995, $21,011,000 of debentures were converted into 686,062 Shares.

       The 6 7/8% debentures issued in November 1993, the 7 1/2 % debentures issued in March 1994, and the 8.54% and 8.56% debentures issued in July 1995 are subject to redemption by the Company at 100% of the principal amount plus accrued interest to the extent necessary to preserve the Company's status as a real estate investment trust.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank Notes Payable

       The Company has unsecured revolving lines of credit expiring September 23, 1999 in the amount of $280,000,000, of which $254,000,000 was available at December 31, 1996, bearing interest at the lender's prime rate (8.25%) or LIBOR plus .875% (6.56% at December 31, 1996).

Bonds and Mortgages Payable

       The notes payable, convertible debentures, bank notes payable, bonds and mortgages payable are presented net of unamortized debt issuance costs of $8,198,000 and $8,174,000 at December 31, 1996 and 1995, respectively.
Amortization expense associated with the debt issuance costs amounted to $2,636,000, $4,994,000 and $3,028,000 for the years ended December 31, 1996,
1995 and 1994, respectively, and is reflected in interest expense.

       All debt instruments contain certain covenants, the most restrictive of which limits the ratio of total liabilities to consolidated tangible shareholders' equity.

       The aggregate maturities of notes payable, convertible debentures, and bonds and mortgages payable, excluding the bank notes payable, for the five years subsequent to December 31, 1996, are as follows:

                           1997.................     $    910,000
                           1998.................      109,909,000
                           1999.................       31,939,000
                           2000.................      174,073,000
                           2001.................      177,150,000

       In July and August 1995, the Company prepaid senior unsecured notes and senior mortgage notes payable of $296,800,000, which were due between 1995 and 2001, with interest rates ranging from 10.00% to 10.86%. The transaction resulted in prepayment penalties and acceleration of unamortized debt costs totaling $33,454,000, which was an extraordinary item reflected as a loss from prepayment of debt in the accompanying income statement for the year ended December 31, 1995. Net proceeds from the issuance of approximately $300 million of notes and convertible debentures with interest rates ranging from 7.375% to 8.56% were used for the prepayment.

8.     FAIR VALUE OF FINANCIAL INSTRUMENTS

       Fair value estimates are subjective in nature and are dependent on a number of significant assumptions associated with each financial instrument or group of financial instruments. Because of a variety of permitted calculations and assumptions regarding estimates of future cash flows, risks, discount rates and relevant comparable market information, reasonable comparisons of the Company's fair value information with other companies cannot necessarily be made.

       The following methods and assumptions were used to estimate the fair value of financial instruments for which it is practicable to estimate that value:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Mortgages

       The fair value of real estate mortgages has been estimated by discounting future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of real estate mortgages amounted to approximately $1,203,000,000 and $1,114,000,000 as of December 31, 1996 and 1995,
respectively.

       The quoted market price for the Company's publicly traded convertible debentures and rates currently available to the Company for debt with similar terms and remaining maturities were used to estimate fair value of existing debt. The fair value of the Company's indebtedness amounted to approximately $911,000,000 and $774,000,000 as of December 31, 1996 and 1995, respectively.

9.     LEASE COMMITMENTS

       The Company's land and facilities are generally leased pursuant to noncancelable, fixed-term operating leases expiring from 1997 to 2011. The leases ordinarily provide multiple, five-year renewal options and the right of first refusal or the option to purchase the facilities at the greater of the fair market value or the Company's investment at the end of the initial term of the lease or at various times during the lease.

       The lessees are required to pay aggregate base rent during the lease term and applicable debt service payments as well as percentage, supplemental and additional rent (as defined in the lease agreements). The majority of the leases are triple net which generally require the lessees to pay all taxes, insurance, maintenance and other operating costs of the land and facilities.

       Future minimum lease payments, excluding debt service payments, expected to be received by the Company during the initial term of the leases for the years subsequent to December 31, 1996, are as follows:

                                    1997             $109,842,000
                                    1998              107,686,000
                                    1999              101,450,000
                                    2000               96,814,000
                                    2001               90,651,000
                                    Thereafter        439,991,000

10.    LEGAL PROCEEDINGS

       In December 1993, the Chapter 11 Trustee of Towers Financial Corporation commenced an action in the Suffolk County Superior Court for the Commonwealth of Massachusetts against one of the Company's former lessees and in January, 1994 two subsidiaries of the Company were named as additional defendants. The plaintiff alleges that it holds a prior security interest in accounts receivable of seven health care facilities, one of which is owned by the Company. The plaintiff demands payment of all such receivables including those collected by the Company, as well as interest and attorney's fees in

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS an amount up to $18,000,000. The Company is vigorously defending this action, denies any liability to the plaintiff and has asserted that the plaintiff does not have a valid prior security interest in any assets of the Company or its borrowers. The trial on this matter has commenced and on September 4, 1996, the judge in this matter issued a decision which was unfavorable to the Company in Phase I of the trial, which trial had previously been segregated by agreement of the parties into three distinct phases. The Company intends to continue to defend the matter with regard to the remaining two phases and is considering an appeal of the Phase I ruling. The Company is also a party to a number of other claims and lawsuits arising out of the normal course business; the Company believes that none of these claims or pending lawsuits, either individually or in the aggregate, will have a material adverse affect on the Company's business or on its consolidated financial position.

11.    STOCK OPTION AND BENEFIT PLANS

       At December 31, 1996, the Company has two fixed stock option-based compensation plans which are described below. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans.

       The two fixed stock option plans are the "1988 Stock Option Plan" and the "1992 Equity Incentive Plan" (the "Plans"). Incentive awards under the Plans which may be granted by the Board of Trustees include nonqualified or nonstatutory options to purchase Company shares and incentive stock options (collectively, "options"). The aggregate number of Shares available for issuance under the Plans is 5% of the number of outstanding Shares (3,067,000 Shares at December 31, 1996). Up to 500,000 Shares available under each Plan may be issued pursuant to incentive stock options. Trustees, officers and key employees of the Company or any other entity providing similar services to the Company and its officers, directors and key employees, and all persons retained by the Company solely as consultants are eligible to participate in the Plans. As of December 31, 1996, no consultants have been granted options. Such options expire 10 years after the date granted. Generally, one third of all options granted become exercisable at the end of each year following the date of issuance. Options to purchase 424,000 Shares were exercisable as of December 31, 1996.

       Had compensation cost for the Company's two stock option-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method pursuant to Financial Accounting Standard No. 123 ("FAS No. 123"), "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                1996            1995         1994
                                                              --------        -------       -------

Net income                                 As reported        $157,976        $86,518       $80,460
                                           Pro forma*         $157,209        $85,964

Weighted average earnings per share        As reported        $   2.66        $  1.82       $  2.28
                                           Pro forma*         $   2.64        $  1.81



*FAS No. 123 requires pro forma disclosure of the effect of all options granted in fiscal years that begin after December 15, 1994; therefore, there are no pro forma amounts required for 1994. The pro forma effect of compensation costs determined using the fair value based method are not indicative of future amounts when the new method will apply to all outstanding vested and nonvested awards.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of
8.2 and 7.9 percent, expected volatility of 16 and 17 percent for each year, respectively; risk-free interest rates ranging from 5.9 to 6.6 percent in 1996 and 6.9 percent for 1995; and expected life of four years for each grant.



                                          1996                      1995                        1994*
                                  ---------------------    ----------------------      ----------------------
                                              WEIGHTED-                 WEIGHTED-                   WEIGHTED-
                                              AVERAGE                   AVERAGE                     AVERAGE
                                  SHARES      EXERCISE     SHARES       EXERCISE       SHARES       EXERCISE
                                  (000)        PRICE        (000)        PRICE          (000)         PRICE
                                  -----        -----        -----        -----          -----         -----
FIXED OPTIONS
-------------

Outstanding at beginning
   of year                         1,326        $29           538         $28            618          $27
Granted                              106         33         1,054          30             61           33
Exercised                           (397)        30          (211)         31            (97)          27
Forfeited                            (60)        32           (55)         28            (44)          33
                                  ------                   ------                        ---
Outstanding at end of year           975         30         1,326          29            538           28
                                  ======                   ======                        ===

Options exercisable at
   year-end                          424                      330                        411
Weighted-average fair value
   of options granted during
   the year                       $ 3.03                   $ 2.29

* FAS No. 123 requires pro forma disclosure of the effect of all options granted in fiscal years that begin after December 15, 1994; therefore, there are no associated fair value amounts required for 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                          OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                          --------------------------------------------------     ---------------------------------
                                              WEIGHTED-
                                               AVERAGE
                            NUMBER            REMAINING          WEIGHTED-           NUMBER            WEIGHTED-
      RANGE OF            OUTSTANDING        CONTRACTUAL         AVERAGE         EXERCISABLE AT         AVERAGE
    EXERCISE PRICES       AT 12/31/96           LIFE          EXERCISE PRICE        12/31/96        EXERCISE PRICE
    ---------------       -----------        -----------      --------------     --------------     --------------

$18.625 - $26.375          189,060              4.43              $25.40             189,060            $25.40
$31.375 - $33                2,734              6.97               31.63               2,734             31.63
$32.375 - $33               18,701              7.61               32.89              12,468             32.89
$30.125 - $30.25           658,497              8.21               30.13             219,280             30.13
$30-$33.625                105,856              9.47               32.67
                           -------                                ------             -------
                           974,848                                $29.55             423,542            $28.83
                           =======                                ======             =======            ======


       The Company has a savings plan which qualifies under Section 401(K) of the Internal Revenue Code under which all employees are entitled to participate up to a specified annual maximum contribution level. The Company matches 50% of each employee's contributions which amounted to $198,000, $151,000, and $160,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

       The Company entered into a non-qualified Trustee Retirement Plan (the "Plan") during 1996. The Plan, which is unfunded, provides eligible Trustees defined retirement benefits based on Trustee fees and years of service. At December 31, 1996, the present value of the accumulated benefit obligation was $1,345,000 ($995,000 of which is subject to amortization). Retirement expense including prior amortization cost and a current provision for the Plan totaled $350,000 in the accompanying income statement for 1996.

       During 1995, the Company entered into a Split-Dollar Life Insurance Agreement with a trust established by the Chairman and Chief Executive Officer, pursuant to which the Company has agreed to advance policy premiums on life insurance policies paying a death benefit to the trust. The Company is entitled to reimbursement of the amounts advanced, without interest, which right is secured by an assignment of the life insurance policies and a promissory note of the Chairman in the amount of the excess, if any, of the premiums paid by the Company over the cash surrender value of the insurance policies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

       The following quarterly financial data summarizes the unaudited quarterly results for the years ended December 31, 1996 and 1995:

                                                                         Quarter Ended
                                               -------------------------------------------------------------------
                                               March 31            June 30          September 30       December 31
                                               --------            -------          ------------       -----------
1996                                                          (In thousands, except per Share amounts)
----

Revenues..................................      $59,327            $62,173               $64,801         $67,723
Net income................................       35,533             40,243                40,721          41,479
Per Share:
Net income................................          .64                .66                   .67             .68

                                                                         Quarter Ended
                                               -------------------------------------------------------------------
1995                                           March 31            June 30          September 30       December 31
----                                           --------            -------          ------------       -----------
                                                          (In thousands, except per Share amounts)

Revenues................................        $48,933            $52,437               $52,753         $55,246
Net income before extraordinary item....         24,183             30,929                31,702          33,158
Extraordinary item:  Loss on
  prepayment of debt....................                                                  33,454
Net income (loss).......................         24,183             30,929                (1,752)         33,158
Per Share:
Net income before extraordinary item....            .60                .63                   .64             .65
Extraordinary item:  Loss on
  prepayment of debt....................                                                     .68
Net income per Share....................            .60                .63                  (.04)            .65


13.    SUBSEQUENT EVENTS

       On January 10, 1997, the Board of Trustees of the Company declared a distribution of $.7075 per Share payable February 14, 1997, to shareholders of record on January 31, 1997. The distribution related to the period October 1, 1996 through December 31, 1996.